Exhibit 99.1

FORM OF [UNITED COMMUNITY/FIRST DEFIANCE]

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of September 9, 2019, is entered into by and among First Defiance Financial Corp., an Ohio corporation (“First Defiance”), United Community Financial Corp., an Ohio corporation (“United Community”), and each person or entity executing this Agreement or a counterpart to this Agreement as a shareholder of [United Community/First Defiance] (each, a “Shareholder”).

WITNESSETH:

WHEREAS, pursuant to the terms of the Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), dated as of the date hereof and to be executed by United Community and First Defiance concurrently with the execution of this Agreement by the parties hereto, United Community will, subject to the terms and conditions set forth therein, merge with and into First Defiance, with First Defiance being the surviving entity (the “Merger”); and

WHEREAS, as an inducement for [First Defiance/United Community] to enter into the Merger Agreement, [First Defiance/United Community] has required that each Shareholder enter into this Agreement;

NOW, THEREFORE, in consideration of, and as a material inducement to, the parties entering into the Merger Agreement and proceeding with the transactions contemplated thereby, and in consideration of the expenses incurred and to be incurred by them in connection therewith, the parties hereto agree as follows:

1. Definitions. Capitalized terms not defined in this Agreement have the respective meanings assigned to them in the Merger Agreement.

2. Effectiveness. The effectiveness of this Agreement shall be conditioned upon the execution and delivery of the Merger Agreement by the parties thereto. If the Merger Agreement is terminated for any reason in accordance with its terms, this Agreement shall automatically terminate and be null and void and of no effect.

3. Voting Agreement.

(a) From the date hereof until the earliest to occur of (x) the Effective Time, (y) the termination of the Merger Agreement in accordance with its terms and (z) the entry without the prior written consent of such Shareholder into any amendment or modification of the Merger Agreement which results in a decrease in, or change in the composition of, the Merger Consideration (the “Support Period”), each Shareholder irrevocably and unconditionally agrees that at any shareholder meeting of [United Community/First Defiance] to approve the Merger Agreement or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy) and shall vote (or cause to be voted) all shares of [United Community/First Defiance] Common Stock beneficially owned by such Shareholder as of the date hereof, together with all shares of [United Community/First Defiance] Common Stock over which such Shareholder may acquire beneficial ownership from time to time after the date hereof, in each case that are entitled to vote at such meeting (collectively, the “Owned Shares”), as follows:

(i) in favor of (A) the approval or adoption of the Merger Agreement and the Contemplated Transactions (including any amendments or modifications of the terms thereof approved by the board of directors of [United Community/First Defiance] and adopted in accordance with the terms thereof), [First Defiance Directors Only: (B) the approval of the amendment to the First Defiance Articles of Incorporation contemplated by the Merger Agreement, (C) the approval of the amendment to the First Defiance Code of Regulations contemplated by the Merger Agreement] and [(B)] [(D)] the approval of any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the Merger Agreement and such adjournment or postponement is in accordance with the Merger Agreement; and

(ii) against (A) any action or agreement that would prevent, materially impede or materially delay the consummation of the Contemplated Transactions, and (B) other than the Contemplated Transaction, any proposal that relates to [a United Community Acquisition Proposal / a First Defiance Acquisition Proposal], without regard to the terms of such proposal.

(b) Each Shareholder further agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a shareholder of [United Community/First Defiance], to approve or adopt the Merger Agreement unless this Agreement shall have been terminated in accordance with its terms.

(c) Each Shareholder represents and warrants and covenants and agrees that, except for this Agreement, such Shareholder (i) has not entered into, and shall not enter into during the Support Period, any voting agreement or voting trust with respect to the Owned Shares and (ii) has not granted, and shall not grant during the Support Period, a proxy, consent or power of attorney with respect to the Owned Shares except any proxy to carry out the intent of this Agreement.

4. Grant of Irrevocable Proxy; Appointment of Proxy. During the Support Period, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, [First Defiance/United Community] and any designee thereof as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Owned Shares owned by such Shareholder as of the applicable record date in accordance with Section 3 of this Agreement, and each Shareholder shall retain the authority to vote on all other matters; provided, however, that each Shareholder’s grant of the proxy contemplated by this Section 4 shall be effective if, and only if, such Shareholder has not delivered to [United Community/First Defiance] prior to the meeting at which any of the matters described in Section 3 are to be considered, a duly executed irrevocable proxy card directing that the Owned Shares of such Shareholder be voted in accordance with Section 3 of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4, if it becomes effective, is coupled with an interest and is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such

Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is intended to be irrevocable until the end of the Support Period, at which time it will terminate automatically. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the end of the Support Period, to vote the Owned Shares in accordance with Section 3 of this Agreement. The parties agree that the foregoing is a voting agreement. Notwithstanding anything contained herein to the contrary, this proxy shall automatically terminate and be revoked upon the termination of this Agreement in accordance with its terms.

5. Transfer Restrictions Prior to Merger. Each Shareholder agrees that, absent the prior written consent of First Defiance and United Community, it will not, until the earlier of (x) the end of the Support Period and (y) the time at which the [United Community/First Defiance] Shareholder Approval is obtained, sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, enter into any swap or other arrangements that transfers to another, in whole or in part, any of the economic consequences of ownership of, enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of law or otherwise) or otherwise convey or dispose of, any of such Shareholder’s Owned Shares, or any interest therein, including the right to vote any Owned Shares, as applicable (a “Transfer”); provided, however, that such Shareholder may Transfer Owned Shares: (i) for estate planning, so long as the transferee, prior to the date of Transfer, agrees in a signed writing to be bound by and comply with the provisions of this Agreement with respect to such Owned Shares; (ii) to a charitable institution for philanthropic purposes, (iii) pursuant to any trust or will of such Shareholder, or by the Laws of intestate succession, (iv) pursuant to a qualified domestic order or as required by a divorce settlement or (v) solely in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise of any stock options, the vesting of any restricted shares or other equity awards or the conversion of any convertible securities. Following a Transfer of Owned Shares by a Shareholder in accordance with this Section 5, such Transferred Owned Shares shall no longer constitute Owned Shares of such Transferring Shareholder for purposes of this Agreement.

6. Cooperation. Each Shareholder hereby: (i) authorizes First Defiance and United Community to publish and disclose in any public announcement, disclosure required by the SEC or by applicable Legal Requirements or the Joint Proxy Statement (and, if applicable, the Registration Statement), such Shareholder’s identity and ownership of the Owned Shares, the nature of such Shareholder’s obligations under this Agreement and any other information that First Defiance or United Community reasonably determines is required to be disclosed by the SEC or applicable Legal Requirements in connection with the Merger and the other Contemplated Transactions; (ii) agrees to promptly give to First Defiance and United Community any information First Defiance or United Community may reasonably require for the preparation of any such disclosure documents; and (iii) agrees to promptly notify First Defiance and United Community of any required corrections with respect to any information supplied by such Shareholder, if and to the extent that such information shall have become false or misleading in any material respect.

7. Representations and Warranties. Each Shareholder represents and warrants to [First Defiance/United Community] that:

(a) such Shareholder has all requisite capacity and authority to enter into and perform its obligations under this Agreement;

(b) this Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due authorization, execution and delivery of this Agreement by First Defiance and United Community, constitutes a valid and legally binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the general principles of equity, and no other action is necessary to authorize the execution and delivery by such Shareholder or the performance of its obligations hereunder;

(c) the execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations hereunder and the consummation by such Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which such Shareholder is a party or by which such Shareholder is bound, or any statute, rule or regulation to which such Shareholder is subject or, in the event that such Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of such Shareholder;

(d) the Owned Shares as of the date hereof are equal to the number of shares set forth next to such Shareholder’s name on Exhibit A hereto; and

(e) except as noted on Exhibit A hereto, such Shareholder has, and at all times during the term of this Agreement shall have, beneficial ownership of, good and valid title to and full and exclusive power to vote, without restriction or limitation, the Owned Shares (other than any such shares that are Transferred in the manner permitted by this Agreement).

8. Entire Agreement; Assignment. This Agreement is irrevocable. The exhibits hereto are incorporated as a part of this Agreement. This Agreement (and, to the extent referenced herein, the Merger Agreement) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assigned by operation of law or otherwise and shall be binding upon and inure solely to the benefit of each party hereto; provided, however, that the rights under this Agreement are assignable by First Defiance or United Community to any successor-in-interest.

9. Remedies/Specific Enforcement. Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that each of First Defiance and United Community would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in the event of any breach or threatened breach by any Shareholder of any covenant or obligation contained in this Agreement, in addition to any other remedy to which First Defiance or United Community may be entitled (including monetary damages), each of First Defiance and United Community shall be entitled to injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof. Each Shareholder further agrees that none of First Defiance, United Community or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9, and each Shareholder irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If any legal action or other proceeding is brought against any party hereto to enforce any provision of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable expenses relating thereto (including reasonable attorneys’ fees and expenses, court costs and expenses incident to arbitration, appellate and post-judgment proceedings) from the party against which such action or proceeding is brought, in addition to any other relief to which such prevailing party may be entitled.

10. Governing Law; Jurisdiction.

(a) All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the laws of the State of Ohio applicable to contracts made and performed entirely within such state, without giving effect to its principles of conflicts of laws.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the courts of the State of Ohio (or, if such court determines that it lacks subject matter jurisdiction, any federal court sitting in the State of Ohio) (and any courts from which appeals may be taken) (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 11.9 of the Merger Agreement, at the address of First Defiance or United Community, as the case may be, as set forth therein or, with respect to a Shareholder, at the address set forth below such Shareholder’s name on the signature pages hereto.

11. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.

12. Individual Obligations. This Agreement is binding on each Shareholder that executes this Agreement regardless of whether any other Shareholder(s) also executed this Agreement. The obligations of each of the Shareholders under this Agreement are several and not joint, and all references to actions to be taken by the Shareholders, or representations and warranties to be made, under this Agreement refer to actions to be taken or representations and warranties to be made by Shareholders acting severally and not jointly.

13. Amendments; Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by First Defiance, United Community and the applicable Shareholder(s), and (ii) in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

14. Number; Gender. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

15. Construction. The words “include,” “includes” and “including” as used in this Agreement shall be deemed to be followed by the words “without limitation” whether or not such words appear.

16. Capacity as Shareholder. This Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of [United Community/First Defiance] and shall not apply in any manner to any Shareholder in any capacity as a director or officer of [United Community/First Defiance] or its Subsidiaries or in any other capacity (and shall not limit or affect any actions taken by any Shareholder in the capacity of director or officer of [United Community/First Defiance] or its Subsidiaries, and no such action taken by such Shareholder in the capacity of director or officer of [United Community/First Defiance] or its Subsidiaries shall be deemed to constitute a breach of this Agreement).

17. Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

18. Counterparts. This Agreement may be executed in counterparts, delivery of which may be by facsimile or other electronic transmission, including in “portable document format” (.pdf), and each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

[Remainder of page intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Voting and Support Agreement as of the day and year first above written.

FIRST DEFIANCE FINANCIAL CORP.

By:
Name:
Title:

UNITED COMMUNITY FINANCIAL CORP.

By:
Name:
Title:

[Shareholder signatures follow.]

[Signature Page to Voting and Support Agreement]

SHAREHOLDER:

Printed or Typed Name of Shareholder

Signature/By:

Name:
Title:

(Provide Name and Title if signing in a representative capacity for a Shareholder that is not an individual)

Address:

Email:

[Signature Page to Voting and Support Agreement]

Exhibit A

Shareholder	Name(s) in Which Shares are Registered	Number of Owned Shares